SCHEDULE B

(Investment Advisory Contract)

ANNUAL ADVISORY FEE RATES

Annual % Advisory Fee Rates	Under $100 Mil.	Over $100 Mil. to $250 Mil.	Over $250 Mil. to $500 Mil.	Over $500 Mil. to $1.0 Bil.	Over $1.0 Bil.
The Wright Managed Equity Trust
Wright Selected Blue Chip Equities Fund	0.60%	0.57%	0.54%	0.50%	0.45%
Wright Major Blue Chip Equities Fund	0.60%	0.57%	0.54%	0.50%	0.45%
Wright International Blue Chip Equities Fund	0.80%	0.78%	0.76%	0.72%	0.67%
The Wright Managed Income Trust
Wright Current Income Fund	0.45%	0.44%	0.42%	0.40%	0.35%